Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-231751
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated December 19, 2019

Pricing Supplement dated December , 2019 to the
Product Prospectus Supplement MLN-EI-1 dated June 19, 2019
Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $[ ● ] Leveraged Buffered Basket-Linked Notes Due on or about December 24, 2024

The Toronto-Dominion Bank (“TD” or “we”) is offering the Leveraged Buffered Notes (the “Notes”) linked to the performance of an unequally weighted basket (the “Basket”) comprised of the following Basket Components, with its Component Weighting in the Basket in parenthesis: the Dow Jones Industrial Average® (35%), the S&P 500® Index (25%), the Russell 2000® Index (20%) and the shares of the iShares® MSCI EAFE ETF (20%).
The Notes provide 104.00% leveraged participation in any positive return of the Basket if the level of the Basket increases from the Initial Basket Level to the Final Basket Level. Investors will receive their Principal Amount at maturity if the Final Basket Level is below the Initial Basket Level by up to 30%. If the Final Basket Level is below the Initial Basket Level by more than 30%, investors will lose 1% of the Principal Amount of the Notes for each 1% decrease from the Initial Basket Level to the Final Basket Level of more than 30%, and may lose up to 70% of the Principal Amount of the Notes. Any payments on the Notes are subject to our credit risk.
The Initial Basket Level will equal 100 on the Pricing Date and the Final Basket Level will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each Basket Component, (a) the percentage change of each Basket Component from the Pricing Date to the Valuation Date times (b) its Component Weighting in the Basket.
Any increase or decrease in the level of one Basket Component may be offset by any increase or decrease in the level of the other Basket Components. The Notes do not guarantee the return of the Principal Amount at maturity.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Payment at Maturity will be greater than the Principal Amount only if the Final Basket Level is greater than the Initial Basket Level. The Notes do not guarantee the return of the Principal Amount and investors may lose up to 70% of their investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-EI-1 dated June 19, 2019 and page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated June 19, 2019, as applicable, (each a “product prospectus supplement”, together the “product prospectus supplements”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplements or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about December 26, 2019, against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $972.50 and $990.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-8 and “Additional Information Regarding the Estimated Value of the Notes” on page P-35 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$5.00	$995.00
Total	$	$	$
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.00 (99.50%) per $1,000.00 Principal Amount of the Notes.
2 TD Securities (USA) LLC (“TDS”) may receive a commission of up to $5.00 (0.50%) per $1,000.00 Principal Amount of the Notes and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $5.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	P-1

Leveraged Buffered Basket-Linked Notes Due on or about December 24, 2024

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplements and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Leveraged Buffered Basket-Linked Notes (the “Notes”)
Term:	Approximately 60 months
Basket:	An unequally weighted basket consisting of the following indices (the “Component Indices”) and ETF (the “Component ETF” and together with the Component Indices, the “Basket Components”):
Basket Component	Bloomberg Ticker	Component Weighting	Initial Component Level*
Dow Jones Industrial Average®	INDU	35%
S&P 500® Index	SPX	25%
Russell 2000® Index	RTY	20%
iShares® MSCI EAFE ETF	EFA	20%	$

* With respect to each Basket Component, its Closing Level on the Pricing Date, as determined by the Calculation Agent and subject to adjustment in the case of the Component ETF as described under “General Terms of the Notes—Anti-Dilution Adjustments” and “—Delisting, Discontinuance of or Material Change to an ETF” in the product prospectus supplement MLN-ES-ETF-1.

Component ETF Target Index:	With respect to iShares® MSCI EAFE ETF, the MSCI EAFE® Index. There is no Target Index for the Component Indices.
CUSIP / ISIN:	89114RAM8 / US89114RAM88
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	December 20, 2019
Issue Date:
December 26, 2019, which is three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (“T+3”), to specify alternative settlement arrangements to prevent a failed

TD SECURITIES (USA) LLC	P-2

settlement of the secondary market trade.
Valuation Date:	December 20, 2024, or if such day is not a Trading Day, the next succeeding Trading Day, subject to postponement as described under “—Final Component Level” below.
Maturity Date:
December 24, 2024, or if such day is not a Business Day, the next succeeding Business Day, subject to postponement if the Valuation Date is postponed, as described under “—Final Component Level” below.

Payment at Maturity:
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
●    if the Final Basket Level is greater than the Initial Basket Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Leverage Factor times (c) the Percentage Change;
●    if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or
●    if the Final Basket Level is less than the Buffer Level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the sum of the (a) Percentage Change plus (b) the Buffer Percentage.
If the Final Basket Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose 70% of their Principal Amount.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Leverage Factor:	104.00%
Buffer Percentage:	30.00%
Buffer Level:	70.00% of the Initial Basket Level
Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	To be set to 100 on the Pricing Date.
Final Basket Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: Final Component Level - Initial Component Level Initial Component Level
Final Component Level:
With respect to each Basket Component, its Closing Level on the Valuation Date.
The Final Component Level of each Component Index is subject to adjustment as provided under “General Terms of the Notes—Unavailability of the Level of the Reference Asset” in the product prospectus supplement MLN-EI-1.
If a market disruption event with respect to a Basket Component occurs or is continuing on the Valuation Date, the Final Component Level for that Basket Component will be its Closing Level on the first Trading Day for such Basket Component on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each Trading Day to and including the eighth Trading Day following the Valuation Date, the Final Component Level for that Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent) by the Calculation Agent on that eighth

TD SECURITIES (USA) LLC	P-3

Trading Day, regardless of the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a Trading Day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Component Level will be made on the originally scheduled Valuation Date, irrespective of the non-Trading Day status or the existence of a market disruption event with respect to any other Basket Component.
For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement MLN-EI-1 with respect to each Component Index and the product prospectus supplement MLN-ES-ETF-1 with respect to the Component ETF. For the avoidance of doubt, the term “Reference Asset” in the definition of market disruption event refers to a Basket Component and the term “Reference Asset Constituents” refers to Basket Component Constituents. If the Valuation Date is postponed due to a non-Trading Day or a market disruption event for any Basket Component, the Maturity Date will be postponed to maintain the same number of Business Days after the latest postponed Valuation Date as existed prior to such postponement(s).

Closing Level:
With respect to each Component Index, as specified under “General Terms of the Notes—Closing Level” in the product prospectus supplement MLN-EI-1.
With respect to the Component ETF, as specified under “General Terms of the Notes—Closing Level” in the product prospectus supplement MLN-ES-ETF-1.

Trading Day:
With respect to each Component Index, as specified under “General Terms of the Notes—Special Calculation Provisions—Trading Day” in the product prospectus supplement MLN-EI-1.
With respect to the Component ETF, as specified under “General Terms of the Notes—Special Calculation Provisions—Trading Day” in the product prospectus supplement MLN-ES-ETF-1.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, each holder agrees, in the absence of a statutory or regulatory change or administrative determination or judicial ruling to the contrary, to characterize the Notes for U.S. federal income tax purposes as prepaid derivative contracts with respect to the Basket. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, and the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as discussed further herein and in each product prospectus supplement under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:	Please see the discussion in each product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

TD SECURITIES (USA) LLC	P-4

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI-1 with respect to each Component Index and the product prospectus supplement MLN-ES-ETF-1 with respect to the Component ETF, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the applicable product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the applicable product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the applicable product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in each product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-EI-1 dated June 19, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000114036119011262/form424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000114036119011260/form424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the applicable product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Principal at Risk.
Investors in the Notes could lose up to 70% of their Principal Amount if the Final Basket Level is less than the Buffer Level. Specifically, you will lose 1% of the Principal Amount of your Notes for each 1% that the Final Basket Level is less than the Initial Basket Level by more than the Buffer Percentage.
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less than That on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD.
Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Components.
A change in the level of one Basket Component may not correlate with changes in the levels of the other Basket Components. The level of one or more Basket Components may increase while the level of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components. Because the weightings of the Basket Components are not equal, the performances of Basket Components with higher Basket Weightings will have a larger impact on your return on the Notes than those with relatively lower Basket Weightings.
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Basket, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

TD SECURITIES (USA) LLC	P-7

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Principal Amount irrespective of the levels of the Basket Components and, as a result, you may suffer substantial losses.
If the Levels of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Basket Components. Changes in the levels of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the levels of the Basket Components increase above their respective Initial Component Levels during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
The Payment at Maturity Is Not Linked to the Levels of the Basket Components at Any Time Other than the Valuation Date.
The Final Basket Level will be based on the Closing Levels of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Levels of the Basket Components declined precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Levels of the Basket Components prior to such drop in the levels of the Basket Components. Although the actual levels of the Basket Components on the Maturity Date or at other times during the term of your Notes may be higher than their levels on the Valuation Date, you will benefit only from the Closing Levels of the Basket Components on the Valuation Date.
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.
There Are Market Risks Associated with the Basket Components.
The level of each Basket Component can rise or fall sharply due to factors specific to such Basket Component, the investment adviser of the Component ETF (the “Investment Adviser”), the securities or other assets, as applicable, included in the Basket Components (the “Basket Component Constituents”) and their issuers (the “Basket Component Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Basket Components, Investment Adviser, Basket Component Constituents and the Basket Component Constituent Issuers. For additional information, see “Information Regarding the Basket Components” herein.
Estimated Value
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD SECURITIES (USA) LLC	P-8

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes will not be a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further herein under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
As of the Date of this Pricing Supplement, There is No Actual History for the Levels of the Basket.
The Payment at Maturity for the Notes is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the levels of the Basket, no actual historical information about the levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes.
Past Basket Component Performance and Hypothetical Basket Performance is No Guide to Future Performance.
The actual performance of the Basket Components, and therefore the Basket, over the term of the Notes, as well as the Payment at Maturity, may bear little relation to the historical Closing Levels of the Basket Components or the hypothetical historical levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket Components and the Basket cannot be predicted.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the levels of the Basket Components;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket;
•	the dividend rates, if applicable, of the Component ETF and the Basket Component Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the levels of the Basket Components or any Basket Component Constituents and, thus, the level of the Basket;

TD SECURITIES (USA) LLC	P-9

•	the correlation among the Basket Components;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature;
•	any fluctuations in the exchange rate between currencies in which the Basket Component Constituents are quoted and traded and the U.S. dollar, as applicable; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical levels of the Basket or to the hypothetical examples shown elsewhere in this pricing supplement.
We Have No Affiliation with Any Index Sponsor, the Investment Adviser or the Target Index Sponsor and Will Not Be Responsible for Any Actions Taken by Them.
None of the Index Sponsors, the Investment Adviser or the Target Index Sponsor (each as specified herein under “Information Regarding the Basket Components”) are affiliates of ours and no such entity will be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor, the Investment Adviser or the Target Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the amount payable on the Notes. No Index Sponsor, Investment Adviser or Target Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor, Investment Adviser or Target Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Basket Component and, therefore, the market value of, and the amount payable on, the Notes. Except pursuant to any license agreement with an Index Sponsor, Investment Adviser or Target Index Sponsor and specified in “Information Regarding the Basket Components” below, none of the proceeds from the issuance of the Notes will be delivered to any Index Sponsor, Investment Adviser or Target Index Sponsor.
Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described herein and in the applicable product prospectus supplement due to the occurrence of one or more market disruption events. See “Summary—Final Component Level” herein and “General Terms of the Notes—Market Disruption Events” in the applicable product prospectus supplement.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amount payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the applicable product prospectus supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of the Notes.
We, the Agent and our respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the Basket Components or one or more Basket Component Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in levels of the Basket Components or one or more Basket Component Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

TD SECURITIES (USA) LLC	P-10

We, the Agent and our other affiliates may, at present or in the future, engage in business with one or more Basket Component Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components or one or more Basket Component Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent or one or more of our other affiliates may affect the level of a Basket Component or one or more Basket Component Constituents and, therefore, the market value of the Notes and the Payment at Maturity.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in each product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the applicable product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
Risks specific to the Component Indices
The Notes are subject to small-capitalization stock risks.
The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of Basket Component Constituents that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than a Component Index in which a greater percentage of the Basket Component Constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
The Component Indices Reflect Price Return, Not Total Return.
The return on your Notes is based, in part, on the performance of the Component Indices which reflect the changes in the market prices of their Basket Component Constituents. The Component Indices are not, however, linked to a “total return” index or strategy which, in addition to reflecting those price returns, would also reflect dividends paid on their Basket Component Constituents. The return on your Notes will not include such a total return feature or dividend component.
Risks specific to the Component ETF
There Are Liquidity, Management and Custody Risks Associated with the Component ETF.
Although shares of the Component ETF are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market.
The Component ETF is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The Component ETF is also not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Investment Adviser invests in securities included in, or representative of, the Target Index regardless of their investment merits. The Investment Adviser does not attempt to take defensive positions in declining markets.
In addition, the Component ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local

TD SECURITIES (USA) LLC	P-11

agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.
Changes that Affect the Target Index of the Component ETF Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.
The Component ETF seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Target Index (as specified herein under “Information Regarding the Basket Components”). The policies of the sponsor of the Target Index (the “Target Index Sponsor”) concerning the calculation of the Target Index, additions, deletions or substitutions of the components of the Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Target Index and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Target Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement MLN-ES-ETF-1, which you should review.
The Component ETF and its Target Index Are Different and the Performance of the Component ETF May Not Correlate With That of its Target Index.
The performance of the Component ETF may not exactly replicate the performance of its Target Index because the Component ETF will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the Component ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Component ETF, differences in trading hours between the Component ETF and its Target Index or due to other circumstances.
The Level of the Component ETF May Not Completely Track its Net Asset Value.
The net asset value (the “NAV”) of the Component ETF may fluctuate with changes in the market value of its Basket Component Constituents. The market prices of the Component ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Basket Component Constituents of the Component ETF may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Component ETF and may adversely affect the liquidity and prices of the Component ETF, perhaps significantly. For any of these reasons, the market price of the Component may differ from its NAV per share and may trade at, above or below its NAV per share.
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.
Because non-U.S. companies or non-U.S. equity securities held by the Component ETF are publicly traded in the applicable non-U.S. countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the non-U.S. securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.
An Investment in the Notes Is Subject to Exchange Rate Risk.
The level of the Component ETF will fluctuate based in large part upon its NAV, which will in turn depend in part upon changes in the value of the currencies in which its Basket Component Constituents are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Basket Component Constituents of the Component ETF are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the NAV, level of the Component ETF and the market value of, and amount payable on, the Notes will be adversely affected.

TD SECURITIES (USA) LLC	P-12

Time Zone Differences Between the Cities Where the Component ETF and its Basket Component Constituents Trade May Create Discrepancies in Trading Levels.
As a result of the time zone difference, if applicable, between the cities where the Basket Component Constituents of the Component ETF and where the shares of the Component ETF trade, there may be discrepancies between the levels of the Component ETF and its Basket Component Constituents. In addition, there may be periods when the non-U.S. securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the level of the Component ETF remaining unchanged for multiple trading days in the city where the shares of the Component ETF trade. Conversely, there may be periods in which the applicable non-U.S. securities markets are open, but the securities market on which the Component ETF trade are closed.
The U.K.’s referendum to leave the European Union may adversely affect the performance of the Component ETF.
The Target Index of the Component ETF consists of stocks that have been issued by U.K. and/or European Union member companies. The U.K.’s referendum on June 23, 2016 to leave the European Union, which we refer to as “Brexit,” has and may continue to cause disruptions to capital and currency markets worldwide and to the markets tracked by the Component ETF in particular. The full impact of the Brexit decision, however, remains uncertain. A process of negotiation, which is likely to take a number of years, will determine the future terms of the U.K.’s relationship with the European Union. The performance of the Component ETF and, therefore the market value of, and amount payable on, the Notes may be negatively affected by interest rate, exchange rate and other market and economic volatility, as well as regulatory and political uncertainty.
You Will Have Limited Anti-Dilution Protection with respect to the Component ETF.
The Calculation Agent will adjust the Initial Component Level of the Component ETF for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Component ETF, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1. The Calculation Agent will not be required to make an adjustment for every event that may affect the Component ETF. Those events or other actions by an Investment Adviser or a third party may nevertheless adversely affect the level of the Component ETF, and adversely affect the value of, and amount payable on, your Notes.
You Will Have No Rights to Receive Any Shares of the Component ETF or any of the Basket Component Constituents held by the Component ETF, and You Will Not Be Entitled to Dividends or Other Distributions by the Component ETF or any Basket Component Constituent of the Component ETF.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Component ETF or any Basket Component Constituent of the Component ETF. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against an Investment Adviser or any Basket Component Constituent Issuer, or any other rights with respect to the Component ETF or any Basket Component Constituent of the Component ETF. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Component ETF or any Basket Component Constituent of the Component ETF and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Component ETF or any Basket Component Constituent of the Component ETF.

TD SECURITIES (USA) LLC	P-13

Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Basket Component Returns and Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of an actual Final Component Level, Basket Component Return, Final Basket Level or the level of the Basket on any trading day prior to the Maturity Date. All examples are based on the Initial Basket Level of 100 and the Leverage Factor of 104.00%, that a holder purchased Notes with an aggregate Principal Amount of $1,000 and that no market disruption event occurs on the Valuation Date. The actual Initial Component Levels will be determined on the Pricing Date.

Example 1: The Final Basket Level is greater than the Initial Basket Level.
Basket Component	Basket Component Return	Component Weight
Dow Jones Industrial Average®	15.00%	35.00%
S&P 500® Index	5.00%	25.00%
Russell 2000® Index	5.00%	20.00%
iShares® MSCI EAFE ETF	5.00%	20.00%

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Level would equal:
100 × [1 + (15.00% x 35.00%) + (5.00% x 25.00%) + (5.00% x 20.00%) + (5.00% x 20.00%)] = 108.50
Percentage Change:	(108.50 – 100) / 100 = 8.50%
Payment at Maturity:	$1,000 + ($1,000 x 8.50% x 104.00%) = $1,000 + $88.40 = $1,088.40
On a $1,000 investment, an 8.50% Percentage Change results in a Payment at Maturity of $1,088.40, an 8.84% return on the Notes.

Example 2: The Final Basket Level is less than the Initial Basket Level, but greater than the Buffer Level. The Payment at Maturity equals the $1,000 Principal Amount.
Basket Component	Basket Component Return	Component Weight
Dow Jones Industrial Average®	-5.00%	35.00%
S&P 500® Index	-5.00%	25.00%
Russell 2000® Index	-5.00%	20.00%
iShares® MSCI EAFE ETF	-5.00%	20.00%

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Level would equal:
100 × [1 + (-5.00% x 35.00%) + (-5.00% x 25.00%) + (-5.00% x 20.00%) + (-5.00% x 20.00%)] = 95.00
Percentage Change:	(95.00 – 100) / 100 = -5.00%
Payment at Maturity:	Principal Amount of $1,000.00.
On a $1,000.00 investment, a -5.00% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.

TD SECURITIES (USA) LLC	P-14

Example 3: The Final Basket Level is less than the Buffer Level. The Payment at Maturity is less than the $1,000 Principal Amount.
Basket Component	Basket Component Return	Component Weight
Dow Jones Industrial Average®	-45.00%	35.00%
S&P 500® Index	-50.00%	25.00%
Russell 2000® Index	-50.00%	20.00%
iShares® MSCI EAFE ETF	-40.00%	20.00%

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Level would equal:
100 × [1 + (-45.00% x (35.00%)) + (-50.00% x (25.00%)) + (-50.00% x (20.00%)) + (-40.00% x (20.00%))] = 53.75
Percentage Change:	(53.75 – 100) / 100 = -46.25%
Payment at Maturity:	$1,000.00 + [$1,000.00 x (-46.25% + 30.00%)] = $1,000.00 - $162.50 = $837.50
On a $1,000.00 investment, a -46.25% Percentage Change results in a Payment at Maturity of $837.50, a -16.25% return on the Notes.

The following table shows the hypothetical return profile for the Notes, based on the hypothetical terms above and assuming that the investor purchased the Notes on the Issue Date at the public offering price and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change or the return or loss on the Notes. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Notes.
Hypothetical Final Basket Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes (%)
140.00	40.00%	$1,416.00	41.60%
130.00	30.00%	$1,312.00	31.20%
120.00	20.00%	$1,208.00	20.80%
110.00	10.00%	$1,104.00	10.40%
105.00	5.00%	$1,052.00	5.20%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$800.00	-20.00%
40.00	-60.00%	$700.00	-30.00%
30.00	-70.00%	$600.00	-40.00%
20.00	-80.00%	$500.00	-50.00%
10.00	-90.00%	$400.00	-60.00%
0.00	-100.00%	$300.00	-70.00%

TD SECURITIES (USA) LLC	P-15

Information Regarding The Basket Components
All disclosures contained in this document regarding the Basket Components, including, without limitation, its make-up, methods of calculation, and changes in any Basket Component Constituents, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by, the applicable Index Sponsor or the Investment Adviser. Each Index Sponsor or the Investment Adviser, which owns the copyright and all other rights to the relevant Basket Component, has no obligation to continue to publish, and may discontinue publication of, the relevant Basket Component. None of the websites referenced in the Basket Component descriptions below, or any materials included in those websites, are incorporated by reference into this document.
The graphs below show the daily historical Closing Levels of the applicable Basket Components for the periods specified. We obtained the information regarding the historical performance of each Basket Component in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Components should not be taken as an indication of their future performance, and no assurance can be given as to the level of any Basket Component or the level of the Basket. We cannot give you any assurance that the performance of the Basket Components or the Basket will result in any positive return on your initial investment.
The Dow Jones Industrial Average®
The Dow Jones Industrial Average® (as used in this section, the “INDU”), is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies. The stocks are selected at the discretion of an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal (the “WSJ”). The INDU is sponsored by S&P Dow Jones Indices LLC, which we refer to as Dow Jones Indices. The Averages Committee selects the INDU constituents as the largest and leading stocks of the sectors that it determines are representative of the U.S. equity market. The INDU does not include companies in the transportation industry group or the utilities sector. While stock selection is not governed by quantitative rules, a stock typically is added to the INDU only if the Averages Committee believes the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Each company should be incorporated and headquartered in the U.S. and a plurality of such company’s revenue should be derived from the U.S. Maintaining adequate sector representation within the indices is also a consideration in the selection process. . The INDU is reported by Bloomberg under the ticker symbol "INDU <Index>". Dow Jones Indices is under no obligation to continue to publish the INDU and may discontinue publication of the INDU at any time. Additional information regarding the INDU, including its constituent stocks, may be obtained the following website: djindexes.com/averages/. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
Dow Jones Indices intends for the INDU to serve as a measure of the entire U.S. market, and therefore the economy, and the INDU is not limited to traditionally defined industrial stocks. Changes in the composition of the INDU are made on an as-needed basis by the Averages Committee without consultation with the component companies represented in the INDU, any stock exchange, any official agency or us. There is no annual or semi-annual reconstitution and changes in response to corporate actions and market developments can be made at any time. In order to maintain continuity, changes to the index stocks included in the INDU tend to be made infrequently and generally occur only after a component company goes through a major change, such as a shift in its core business, corporate acquisition, or merger. Index reviews do not occur on any established or regular schedule, but only when corporate events with respect to a constituent stock require it. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the INDU may be changed at any time for any reason. Constituent changes are typically announced one to five days before they are scheduled to be implemented.
Components with more than one listing of common stock outstanding will only be represented by their designated listing, which is the share class with both the highest one-year (or all available data if less than one year of trading data is available as of the reference date, as defined below) trading liquidity (as defined by median daily value traded) and largest float-adjusted market capitalization. All other share classes are referred to as secondary listings. When the liquidity and market capitalization indicators are in conflict, Dow Jones Indices analyzes the relative differences between the two values, placing a greater importance on liquidity. Once established, the designated listing is only changed if both the liquidity and market capitalization of a secondary listing exceed the liquidity and market capitalization of the designated listing by more than 20%. If only one measure exceeds 20%, Dow Jones Indices analyzes the data as described above to determine if the designated listing should be changed. Otherwise, the designated listing remains unchanged. Dow Jones indices reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday of September, with the last trading day in July used as the reference date for the liquidity and market capitalization data.
The top ten constituent stocks of the INDU as of November 29, 2019, by weight, are: The Boeing Company (8.85%), UnitedHealth Group Inc. (6.77%), Apple Inc. (6.46), The Goldman Sachs Group, Inc. (5.35%), The Home Depot, Inc. (5.33%), McDonald´s Corporation (4.70%), Visa Inc. - Class A (4.46%), 3M Company (4.10%), The Walt Disney Company, (3.66%) and Microsoft Corporation (3.66%). As of November 29, 2019, the 30 companies included in the INDU were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (5.1%), Consumer Discretionary (12.3%), Consumer Staples (8.6%), Energy (4.5%), Financials (14.7%), Health Care (13.1%), Industrials (20.0%), Information Technology (20.3%), Materials (1.3%), Real Estate (0.0%) and Utilities (0.0%). (Sector designations are determined by the Index Sponsor, or by the sponsor of the classification system, using criteria it has selected or developed. Dow Jones Indices classifies securities within its indices according to a four-tier system that currently comprises 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons

TD SECURITIES (USA) LLC	P-16

between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The INDU is an equity index, and therefore cannot be invested in directly, does not file reports with the SEC because it is not an issuer, and was first calculated on May 26, 1896 with a base value of 40.94 and twelve constituent stocks.
The INDU is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the INDU is the sum of the primary exchange prices of each of the 30 common stocks included in the INDU, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for any price impacting corporate action on one of its member stocks; this includes price adjustments, special dividends, stock splits, rights offerings, constituent additions and constituent deletions. The current divisor of the INDU is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the INDU, no assurance can be given that Dow Jones Indices will not modify or change this methodology in a manner that may affect the return on your notes. In addition to its daily governance of indices and maintenance of the INDU methodology, at least once within any 12 month period, the Averages Committee reviews the INDU methodology to ensure the INDU continues to achieve the stated objective, and that the data and methodology remain effective. Where any index component stock price is unavailable on any trading day, the Index Sponsor will generally use the last reported price for such component stock.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the INDU. Certain corporate actions require Dow Jones Indices to make an adjustment to the divisor to prevent the value of the INDU from changing as a result of the corporate action. Corporate actions are applied after the close of trading on the day prior to the ex-date. Several types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Adjustment Made to INDU	Divisor Adjustment?
Spin-off
The price of the parent company is adjusted to the price of the parent company minus the price of the spun-off company/share exchange ratio. Any potential impacts on index constituents from a spin-off are evaluated by the Index Committee on a case by case basis.
Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split.	Yes
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	INDU does not use a number of shares or investable weight factors – no impact	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change
Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.
Yes
Recalculation Policy
Dow Jones Indices reserves the right to recalculate the INDU at its discretion if one of the following issues has occurred:
1.	Incorrect or revised closing price of a stock on a given day;
2.	Missed corporate event;
3.	Incorrect application of corporate action or index methodology;
4.	Late announcement of a corporate event; or
5.	Incorrect calculation or data entry error.
The decision to recalculate INDU is made at the discretion of the applicable index manager and/or Index Committee. The potential market impact or disruption resulting from the recalculation is considered when making any such decision.
Unexpected Exchange Closures
An unexpected exchange closure is when an exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, Dow Jones Indices is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. Dow Jones Indices’ decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

TD SECURITIES (USA) LLC	P-17

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, Dow Jones Indices also uses 3:00 PM ET as the cutoff.
If all exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, Dow Jones Indices will take the following actions:
Market Disruption Prior to Open of Trading:
i.
If all exchanges indicate that trading will not open for a given day, Dow Jones Indices will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

ii.	If exchanges indicate that trading, although delayed, will open for a given day, Dow Jones Indices will begin index calculation when the exchanges open.
Market Disruption Intraday:
i.
If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on the NYSE Rule 123C hierarchy. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

The above information was derived from information prepared by the Index Sponsor, however, the percentages we have listed above are approximate and may not match the information available on the Index Sponsor’s website due to subsequent corporate actions or other activity relating to a particular stock.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. Dow Jones®, DJIA®, The Dow® and INDU are trademarks of Dow Jones and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by us.  INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of INDU to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to INDU is the licensing of INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating INDU.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on INDU will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of INDU.  It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDU OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

TD SECURITIES (USA) LLC	P-18

S&P 500® Index
The S&P 500® Index (as used in this section, the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. The Index Sponsor, S&P Dow Jones Indices LLC, chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by the Index Sponsor and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spdji.com/. We are not incorporating by reference the websites or any material they include in this document or any document incorporated herein by reference.
The Index Sponsor intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the SPX that are employed by the Index Sponsor include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA), Cboe EDGX (formerly Bats EDGX) or IEX (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 50% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the SPX as a market benchmark.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. SPX constituents are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. SPX constituents that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in the Index Sponsor’s discretion. The Index Sponsor evaluates additions and deletions with a view to maintaining SPX continuity.
For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to SPX share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a SPX constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.
As of November 29, 2019, the 500 companies included in the SPX were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (22.8%), Health Care (14.1%), Financials (13.1%), Communication Services (10.5%), Consumer Discretionary (9.8%), Industrials (9.3%), Consumer Staples (7.2%), Energy (4.2%), Utilities (3.3%), Real Estate (3.0%) and Materials (2.7%). (Sector designations are determined by the Index Sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

TD SECURITIES (USA) LLC	P-19

Calculation of the SPX
The SPX is calculated using a base-weighted aggregative methodology. The level of the SPX on any day for which a level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each SPX constituent times the number of shares of such SPX constituent, and the denominator of which is the divisor, which is described more fully below. The “market value” of any SPX constituent is the product of the market price per share of that SPX constituent times the number of the then-outstanding shares of such SPX constituent that are then included in the SPX .
The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by the Index Sponsor that is intended to maintain conformity in SPX levels over time and is adjusted for all changes in the SPX constituents’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all SPX constituents relative to the SPX’s base date of 1941-43.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. The Index Sponsor seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, the Index Sponsor excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.
The exclusion is accomplished by calculating an IWF for each SPX constituent that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.
Maintenance of the SPX
In order to keep the SPX comparable over time the Index Sponsor engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by the Index Sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected SPX constituent and consequently of altering the aggregate market value of the SPX constituents following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected SPX constituent, the Index Sponsor generally derives a new divisor by dividing the post-event market value of the SPX constituents by the pre-event SPX level, which has the effect of reducing the SPX’s post-event level to the pre-event level.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the SPX constituents. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At the Index Sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Changes in a constituent’s total shares of at least 5% due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are eligible for next day implementation. Next day implementation will include a review of the company’s IWF using the latest publicly available ownership data. Any change in the IWF of at least five percentage points resulting from the review is implemented with the share update. Shares sold as part of a forward sale agreement are not eligible for next day implementation as

TD SECURITIES (USA) LLC	P-20

these shares are not included in the company’s share count until full settlement of the agreement. Share updates resulting from the settlement of forward sale agreements are updated in a future weekly or quarterly rebalancing.
Share changes of 5% or greater resulting from aggregated smaller share change events are implemented when the Index Sponsor is able to validate the cumulative change. Share changes are applied weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, the Index Sponsor updates the share totals of companies in the SPX as required by any changes in the number of shares outstanding. The Index Sponsor implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for mandatory corporate action events (merger activity, stock splits and rights offerings).
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index Sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the level of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.
Spin-Offs
As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the SPX for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the SPX constituents proportionately such that the relative weights of all SPX constituents are unchanged. The net change in SPX market capitalization will cause a divisor change.
Companies that are spun off from a SPX constituent do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for SPX purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the SPX if the S&P Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other SPX constituents that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the SPX.
Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
SPX constituent addition/deletion
Addition
SPX constituents are added at the float market capitalization weight. The net change to the SPX market capitalization causes a divisor adjustment.
Deletion
The weights of all SPX constituents in the SPX will proportionally change. Relative weights will stay the same. The divisor will change due to the net change in the SPX market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the SPX. The change to the SPX market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the SPX market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the SPX market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the SPX does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the SPX.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the SPX market

TD SECURITIES (USA) LLC	P-21

capitalization causes a divisor adjustment.
Rights Offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.
Recalculation Policy
The Index Sponsor reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or SPX methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the SPX without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of SPX constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing Levels for the SPX are calculated by the Index Sponsor based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by the Index Sponsor from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time SPX levels are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the Index Sponsor website at spdji.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, the Index Sponsor may decide to delay SPX adjustments or not publish the SPX. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, the Index Sponsor is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. The Index Sponsor’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, the Index Sponsor also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, the Index Sponsor will take the following actions:
Market Disruption Prior to Open of Trading:
(i)    If all exchanges indicate that trading will not open for a given day, the Index Sponsor will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)   If exchanges indicate that trading, although delayed, will open for a given day, the Index Sponsor will begin index calculation when the exchanges open.

TD SECURITIES (USA) LLC	P-22

Market Disruption Intraday:
(i)    If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX levels will continue to use the last traded composite price until the primary exchange publishes official closing prices.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by the Index Sponsor. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of the Index Sponsor and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by the Index Sponsor, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track SPX performance or provide positive investment returns. S&P and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

TD SECURITIES (USA) LLC	P-23

Russell 2000® Index
All disclosures contained herein regarding the Russell 2000® Index (as used in this section, the “RTY”), including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Frank Russell Company (“Russell”). Russell, which owns the copyright and all other rights to the RTY, has no obligation to continue to publish, and may discontinue publication of, the RTY. The consequences of Russell discontinuing publication of the RTY are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the RTY.” Neither we nor TDS accepts any responsibility for the calculation, maintenance or publication of the RTY or any successor index.
Russell began dissemination of the RTY on January 1, 1984 and calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and OTC traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

TD SECURITIES (USA) LLC	P-24

License Agreement
The RTY is a trademark of Russell and has been licensed for use by TD. The Notes are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the Notes.
Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. Russell’s only relationship to TD is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to TD or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

TD SECURITIES (USA) LLC	P-25

iShares® MSCI EAFE ETF
We have derived all information contained herein regarding the iShares® MSCI EAFE ETF (as used in this section, the “EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (the “Investment Adviser”), the investment adviser of the EFA Fund. We have not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund or the Target Index.
The EFA Fund
The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Target Index. The EFA Fund will generally invest at least 90% of its assets in the securities of the Target Index and depositary receipts representing the securities of the Target Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by the Investment Adviser or its affiliates, as well as in securities not included in the Target Index, but which the Investment Adviser believes will help the EFA Fund track the Target Index.
The Investment Adviser uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in an applicable target index that collectively has an investment profile similar to such target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Target Index. The EFA Fund may or may not hold all of the securities that are included in the Target Index.
The Target Index
The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial level of 100.  The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The MXEA currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.
The Target Index was developed by the MSCI and is calculated, maintained and published by the MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the Target Index at any time. The Target Index has been developed by the MSCI as an equity benchmark for its international stock performance.
Investment Objective
The EFA Fund seeks to track the investment results, before fees and expenses, of the Target Index. The EFA Fund’s investment objective may be changed without shareholder approval.
Below are the top holdings and weightings by country and industry sector of the EFA Fund. (Sector designations are determined by the Investment Adviser using criteria it has selected or developed. ETF advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information below from the EFA Fund website without independent verification.
Notwithstanding the EFA Fund’s investment objective, the return on your Notes will not reflect any dividends paid on the EEM Fund shares, on the securities purchased by the EFA Fund or on the securities that comprise the Target Index.
As of September 30, 2019, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.31% of the EFA Fund’s average daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.
As of September 30, 2019, the top 10 Constituent Issuer holdings (by percentage) of the EFA Fund are Nestle SA (2.40%), Roche Holding AG (1.47%), Novartis AG (1.34%), HSBC Holdings PLC (1.12%), Toyota Motor Corporation (1.10%), BP PLC (0.93%), Royal Dutch Shell PLC (0.92%), Total S.A. (0.90%), Astrazeneca PLC (0.85%) and SAP SE (0.83%).
As of September 30, 2019, the EFA Fund’s holding weightings by country (by percentage) are Japan (24.39%), United Kingdom (16.25%), France (11.28%), Switzerland (9.35%), Germany (8.48%), Australia (6.99%), Netherlands (3.95%), Hong Kong (3.51%), Spain (2.89%), Sweden (2.54%) and Other (10.38%). The weighting percentages may not sum to 100% due to rounding.
As of September 30, 2019, the EFA Fund’s holding weightings by sector (by percentage) are Financials (18.44%), Industrials (14.62%), Consumer Staples (11.92%), Health Care (11.51%), Consumer Discretionary (11.41%), Materials (6.95%), Information Technology (6.70%), Communication (5.33%), Energy (5.10%), Utilities (3.77%), Real Estate (3.57%) and Cash and/or Derivatives (0.69%).
Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.
Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA”.

TD SECURITIES (USA) LLC	P-26

Historical Information of the Basket Components
The graphs below set forth the information relating to the historical performance of each Basket Component.
The graphs below show the daily historical Closing Levels of each Basket Component from December 17, 2009 through December 17, 2019. We obtained the information regarding the historical performance of each Basket Component in the graphs below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of a Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Component Level of any Basket Component or the Final Basket Level. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

Historical Performance of the Dow Jones Industrial Average®

30,000.00
25,000.00
20,000.00
15,000.00
10,000.00
5,000.00
0.00
Closing Level
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Dec-16
Dec-17
Dec-18
Dec-19

TD SECURITIES (USA) LLC	P-27

Historical Performance of the S&P 500® Index

3,500.00
3,000.00
2,500.00
2,000.00
1,500.00
1,000.00
500.00
0.00
Closing Level
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Dec-16
Dec-17
Dec-18
Dec-19

Historical Performance of the Russell 2000® Index

2,000.00
1,800.00
1,600.00
1,400.00
1,200.00
1,000.00
800.00
600.00
400.00
200.00
0.00
Closing Level
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Dec-16
Dec-17
Dec-18
Dec-19

TD SECURITIES (USA) LLC	P-28

Historical Performance of the iShares® MSCI EAFE ETF

80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Closing Level
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Dec-16
Dec-17
Dec-18
Dec-19

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-29

Hypothetical Information of the Basket
The following graph sets forth the hypothetical levels of the Basket for the period from December 17, 2009 through December 17, 2019, assuming that the level of the Basket was 100 on December 17, 2009. We derived the levels of the Basket based on (i) the method to calculate the level of the Basket as described herein and (ii) actual Closing Levels of the Basket Components on the relevant date. The level of the Basket has been normalized such that its hypothetical level on December 17, 2009 was 100. As noted herein, the Initial Basket Level will equal to 100 on the Pricing Date.

TD SECURITIES (USA) LLC	P-30

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the discussion below regarding Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.
Section 1260. Because the Notes are linked, in part, to the shares of an ETF, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies or “PFICs”). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material Federal Income Tax Consequences” in the product prospectus supplement MLN-ES-ETF-1) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).
Based on certain factual representation received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences—Alternative Treatments” in each product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the applicable product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership” rules of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse),$125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax.  U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

TD SECURITIES (USA) LLC	P-31

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and The Foreign Account Tax Compliance Act (“FATCA”), discussed below, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Basket Component Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Basket Components or any U.S. Basket Component Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components, any Basket Component Constituent or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components, any Basket Component Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Basket Components, any Basket Component Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. FATCA was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial

TD SECURITIES (USA) LLC	P-32

foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and Non-U.S. Holders of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-33

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the Notes directly to investors. TDS or other registered broker-dealers will offer the Notes at the public offering price set forth on the cover hereof. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.00 (99.50%) per Note. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TD Securities (USA) LLC  is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TD Securities (USA) LLC nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-34

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors—The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-35